Exhibit 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of December 4, 2012 to be effective as of October 26, 2012, by and between Dean Foods Company, a Delaware corporation (the “Parent”), The WhiteWave Foods Company, a Delaware corporation (the “Company”), and Blaine E. McPeak (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive currently serves as President of the Company;

WHEREAS, in connection with the initial public offering of common stock of the Company (the “IPO”) and the possible separation of the Company into an independent entity through a spinoff or other disposition of shares of common stock of the Company such that Parent no longer holds a controlling interest in the voting securities of the Company (the “Spinoff”) that may follow the IPO at a future date, the Parent has determined it is in the best interests of the Company to maintain the continued employment of the Executive with the Company;

WHEREAS, Executive has agreed that (a) he will waive any right to participate in the Parent’s Executive Retention Program for the 2013 calendar year, and (b) he will waive any right to receive any benefits for performance periods after 2012 pursuant to any Cash Performance Unit (“CPU”) Award Agreement that had previously been presented to him by Parent and accepted by him;

WHEREAS, in consideration for the waivers listed above, Executive will receive (i) the IPO Grant described in this Agreement, which shall be granted under, and subject to the terms and conditions of, The WhiteWave Foods Company 2012 Stock Incentive Plan (the “New Equity Plan”) to be effective concurrently with the IPO and (ii) certain additional termination rights and/or benefits expressly provided under this Agreement; and

WHEREAS, in recognition of Executive’s willingness to maintain his employment with the Company, and in furtherance of the Company’s desire to secure services of the Executive, the Parent, the Company and the Executive have agreed to enter into an agreement that memorializes the terms of Executive’s employment with the Company following the IPO (this “Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the Parent, the Company and Executive hereby agree as follows:

1.	Effective Date of this Agreement.

This Agreement shall be and become effective on October 26, 2012 (the “Effective Date”).

2.	Agreement to Employ; Term; Executive Severance Plan and Compensation Waivers.

(a) Unless Executive’s employment shall sooner terminate pursuant to Section 6, the Company hereby employs Executive and Executive hereby accepts employment by the Company for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (or such earlier date as shall be determined pursuant to Section 6). Notwithstanding the immediately preceding sentence, unless the Parent or the Company shall notify the Executive or the Executive shall notify the Parent or the Company, in either case, in writing not later than 30 days prior to the expiration of the then current term of this Agreement, the term of this Agreement shall be extended for an additional one year period effective upon the first day following the expiration of the then current term. The period during which Executive is employed pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the “Employment Period.”

(b) Executive acknowledges and agrees that he is not entitled to any Severance Benefits (as defined in the Dean Foods Company Amended and Restated Executive Severance Plan, dated September 4, 2006 and as amended and restated November 16, 2010 (the “Executive Severance Plan”)) in connection with the IPO as described in this Agreement.

(c) The Executive, the Parent, and the Company hereby agree that any and all rights Executive has to receive payment of any amount pursuant to any CPU Award Agreement existing between Executive and Parent shall be valued as if such CPU Award matured pursuant to its terms on December 31, 2012 (the “Pro Ration Date”). Any amount payable under any such CPU Award Agreement shall be calculated as follows: The value of the applicable CPU Award shall be determined as if the CPU Award vested fully on the Pro Ration Date (the “Value”), and the Value shall be multiplied by a fraction, the numerator of which is the actual number of months from commencement of the measuring period under any such CPU Award Agreement until the Pro Ration Date, and the denominator of which is thirty (36). The product of this calculation shall be the “Pro Rata CPU Distribution Payment.” Any requirement for continued employment with Parent pursuant to any such CPU Award Agreement shall be satisfied by Executive’s continued employment with the Company through the Pro Ration Date. The performance criteria set forth in any such CPU Award Agreement shall not be deemed to have been modified by the determination of the Pro Rata CPU Distribution Payment except to the extent Executive waives future payments pursuant to the last sentence of this paragraph. Any Pro Rata CPU Distribution Payments shall be paid to the Executive as soon as practicable but in no event later than March 15, 2013. Executive hereby agrees that, upon the Effective Date he will forfeit any right to payment of amounts under any CPU Award Agreement between Parent and the Executive that Executive would have been entitled to had such CPU Award Agreements not been deemed to mature on the Pro Ration Date, and had payments thereunder not been prorated to reflect such earlier maturity date.

(d) Executive hereby agrees that, upon the Effective Date, he will forfeit any right to receive payment of any amount in respect of the Executive Retention Plan to the extent such payment is based on performance objectives related to periods after 2012. Any amounts payable under the Executive Retention Plan based on performance objectives related to periods before December 31, 2012 will be payable subject to the same terms and conditions, and at the same time, as though Executive’s employment with the Company were employment with the Parent. Any requirement for continued employment with Parent pursuant to the Executive Retention Plan shall be satisfied by Executive’s continued employment with the Company through the Pro Ration Date.

3.	Position and Duties.

Upon the Effective Date, and thereafter during the Employment Period, Executive shall serve as President, Whitewave of the Company. During the Employment Period, Executive shall service the Company full time in such other positions and have such other titles consistent with Executive’s experience and abilities as may from time to time be determined by the board of directors of the Company (the “Board”) or the Chief Executive Officer of the Company. In any such position, Executive shall have the duties and responsibilities normally associated with such position in a publicly traded company. Executive will devote his full business time, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability, to the duties assigned to him and shall use his best efforts, judgment, skill and energy to perform such services faithfully and diligently to further the business interests of the Parent or the Company, as applicable; provided that nothing contained herein shall preclude Executive from (i) serving on the board of directors of any business corporation with the consent of the Board or (ii) serving on the board of, or working for, any charitable or community organization, so long as such activities, individually or collectively, do not interfere with the performance of Executive’s duties hereunder.

4.	Compensation.

(a) Base Salary. During the Employment Period, Executive shall receive an annual base salary (“Base Salary”) of $650,000, which shall be payable in accordance with the Company’s generally applicable payroll practices and policies. The independent members of the Board (or following the constitution of a Compensation Committee of the Board (the “Committee”), the Committee) or its designee shall periodically review Executive’s Base Salary in light of the salaries paid to other officers of the Company, the performance of Executive, and Executive’s total compensation from the Company and the Committee or its designee, as applicable, may, in its sole discretion, authorize an increase in such Base Salary by such amount it determines to be appropriate. Any such increase shall not reduce or limit any other obligation of the Company hereunder.

(b) Incentive Compensation. During the Employment Period, Executive shall be eligible to participate in the Company’s annual incentive compensation plan, in accordance with the terms thereof as in effect from time to time, with a target bonus opportunity of 90% of his Base Salary.

(c) IPO Grant. On the Effective Date, the Company shall grant the Executive an option (the “Option”) to purchase 301,932 shares of the Company’s Class A common stock, par value $.01 per share, and a grant of contractual rights in respect of 83,333 shares of the Company’s Class A common stock, subject to certain risks of forfeiture (the “Restricted Share Unit Grant”). The Option and the Restricted Share Unit Grants (collectively referred to as the “IPO Grant”) are awarded pursuant to, in accordance with, and subject to, the terms and conditions of the New Equity Plan. The IPO Grant will be evidenced by appropriate award agreements to be entered into by Executive and the Company pursuant to the Plan (the “IPO Grant Agreements”).

5.	Benefits, Perquisites and Expenses.

(a) Benefits. During the Employment Period, Executive shall be eligible to participate in each employee benefit plan sponsored or maintained by the Company, subject to the generally applicable provisions thereof. Nothing in this Agreement shall in any way limit the Company’s right to amend or terminate any such plan in its discretion, so long as any such amendment does not impair the rights of Executive without treating similarly situated executives in a similar fashion.

(b) Perquisites. During the Employment Period, Executive shall be entitled to receive such perquisites as are generally provided to other senior officers of the Company in accordance with the then current policies and practices of the Company.

(c) Business Expenses. The Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive during the Employment Period in the performance of Executive’s duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

6.	Termination of Employment.

(a) Early Termination of the Employment Period. Notwithstanding Section 2 hereof, the Employment Period shall end upon the earliest to occur of (i) Executive’s death, (ii) a Termination due to Disability (as defined below), (iii) a Termination for Cause, (iv) a Termination for Good Reason, or (v) a Termination Without Cause. Except as otherwise expressly provided below, the terms “Cause” and “Good Reason” shall have the same meaning ascribed thereto under the Executive Severance Plan, as in effect at the Effective Date. For purposes of this Agreement “Disability” shall mean: a termination of Executive’s employment by the Company because Executive has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) at least four consecutive months or (ii) more than six months in any twelve month period. Any question as to the existence, extent or potentiality of Executive’s disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(b) Termination by Company Without Cause. Executive’s employment may be terminated by the Company other than for Cause. A termination “Without Cause” shall mean a termination of Executive’s employment by the Company other than due to death or Disability as described in Section 6(a) of this Agreement or for Cause as described in Section 6(b) of this Agreement.

(c) Termination by the Executive. In addition to those events that would constitute “Good Reason” under the Executive Severance Plan, the Executive may also terminate his employment with the Company under this Agreement for “Good Reason” if the change of control benefits provided to Executive with respect to the period following a Spin-Off (A) are not substantially comparable to the benefits payable under Section 2(a) and 2(c), to the extent applicable to Executive, of the Change in Control Agreements currently provided to Executive by the Parent or (B) effect a material adverse change in the scope of the definitions of Cause or Good Reason.

7.	Benefits Payable Upon Early Termination

(a) In the event that Executive’s employment hereunder terminates for any reason, Executive shall be provided with (i) any salary or other compensation due and payable, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends (“Accrued Compensation”) and any amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Parent or the Company or any of its subsidiaries in which Executive was participating on the date on which the Employment Period ends (the “Accrued Employee Benefits”). The Accrued Compensation shall be paid in a single lump sum as soon as practicable, but in no event more than 30 days, following the end of the Employment Period; provided that with respect to any amounts governed by a program that contains a stated payment provision, payment shall occur in accordance with the timing specified in the applicable program governing such element of compensation. The Accrued Employee Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have been accrued.

(b) In the event of a Termination Without Cause or a Termination by the Executive for Good Reason (in either such case during the Employment Period), so long as the Executive executes (and has not revoked) a general release of claims in favor of the Parent and the Company and their affiliates in a form acceptable to the Company (the “Required Release”) not later than 60 days following Employee’s termination of employment, the Executive shall also be entitled to receive the same payments and benefits, payable at the same time, as would apply under the Executive Severance Plan as in effect on the date hereof (collectively, the “Termination Payments”). In determining the amounts payable to Executive under the Executive Severance Plan, the IPO Grant and any other grant of equity related to the stock of the Company granted after the Effective Date shall be treated in the same manner as a comparable equity grant in respect of the Parent’s common stock (with the value of the Company’s common stock determined applying a similar methodology to that applied to value the Parent’s common stock in the Executive Severance Plan).

(c) To the extent the Executive breaches any of the covenants and provisions of Section 8 hereof, payment of any Termination Payments shall immediately cease and be forfeited in all respects.

8.	Non-competition and Confidentiality.

(a) Delivery of Confidential Information and Trade Secrets to Executive. Executive acknowledges that (i) the Company is engaged in a continuous program of research, development and production respecting its business (the foregoing, together with any other businesses in which the Company engages from the date hereof to the date of the termination of Executive’s employment with the Company and its Subsidiaries as the “Company Business”); (ii) Executive’s work for and position with the Company and/or one of its Subsidiaries has allowed Executive, and will continue to allow Executive, access to trade secrets of, and Confidential Information (as defined below) concerning, the Company; and (iii) the agreements and covenants contained in this Agreement are necessary and essential to protect the business, goodwill, and customer relationships that Company and its Subsidiaries have expended significant resources to develop. Each of the parties hereby agrees and acknowledges that, on or following the date hereof, the Company has provided, or will provide, and the Executive has received, or will receive, one or more of the following: authorization to (x) access Confidential Information through a new computer password or by other means, (y) represent the Company in communications with customers and other third parties to promote the goodwill of the business in accordance with generally applicable Company policies or (z) access to participate in certain restricted access meetings, conferences or training relating to Executive’s position with the Company. Executive understands and agrees that if Confidential Information were used in competition against the Company, the Company would experience serious harm and the competitor would have a unique advantage against the Company. The covenants and promises made by Executive in this Section 9 is in consideration of the delivery of Confidential Information and trade secrets as noted in this paragraph.

(b) Non-competition. During the Employment Period and, subject to the provisions of applicable law, during the two year period following any termination of Executive’s employment, Executive shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that is actively engaged in any business in the United States which is in competition with a business conducted by the Company at the time of the alleged competition.

(c) Confidentiality. Without the prior written consent of the Company, except (i) as necessary in the course of carrying out his duties hereunder or (ii) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Executive shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, existing theatrical projects, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Parent, the Company or any of their subsidiaries or information designated as confidential or proprietary that the Parent or the Company or any of their subsidiaries may receive belonging to suppliers, customers or others who do business with the Parent or the Company or any of their subsidiaries (collectively, “Confidential Information”).

(d) Company Property. Promptly following Executive’s termination of employment, Executive shall return to the Company all property of the Company, and all copies thereof in Executive’s possession or under his control, except that Executive may retain his personal notes, diaries, Rolodexes, calendars and correspondence of a personal nature.

(e) Non-Solicitation of Employees. During the Employment Period and, subject to the provisions of applicable law, during the two year period following any termination of Executive’s employment, Executive shall not, except in the course of carrying out his duties hereunder, directly or indirectly induce any employee of the Company to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by the Company.

(f) Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to obtain an injunction, restraining order or such other equitable relief restraining Executive from committing any violation of the covenants and obligations contained in this Section 9. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

9.	Miscellaneous.

(a) Survival. Sections 6 and 7 (relating to early termination of the Employment Period), Section 8 (relating to nondisclosure and nonsolicitation of employees), and Section 9(l) (relating to governing law) shall survive the termination hereof, whether such termination shall be by expiration of the Employment Period in accordance with Section 2 or an early termination of the Employment Period pursuant to Section 6 hereof.

(b) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Parent, the Company, and their respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties.

(c) Entire Agreement. This Agreement together with any award agreements evidencing grants of equity pursuant to the IPO Grant (and any other agreement or employment policy referred to herein) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other person) are merged herein and superseded hereby.

(d) Representations. Executive represents that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound. The Parent and the Company are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. The Parent and the Company have the full corporate power and authority to execute and deliver this Agreement.

(e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(f) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

(g) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt when delivered or sent by telecopy and upon mailing when sent by registered mail, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

The WhiteWave Foods Company

[address to be supplemented]

If to the Parent:

Dean Foods Company

2711 N. Haskell Ave.

Suite 3400

Dallas, Texas 75204

Attn: General Counsel

with a copy to:

Debevoise & Plimpton, LLP

919 Third Avenue

New York, New York 10022

Attention: Lawrence K. Cagney, Esq.

Telecopy No.: (212) 909-6836

If to Executive:

To the address listed as Executive’s principal resident in the Company’s human resources records and to his principal place of employment with the Company with a copy to a party to be designated from time to time by Executive.

(h) Amendments. No amendment to this Agreement shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought.

(i) Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(k) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

(l) Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

DEAN FOODS COMPANY

By:	/s/ Timothy A. Smith
Timothy A. Smith
Treasurer and Senior Vice President

THE WHITEWAVE FOODS COMPANY

By:	/s/ Thomas N. Zanetich
Thomas N. Zanetich
Executive Vice President, Human Resources

EXECUTIVE

By:	/s/ Blaine E. McPeak
Blaine E. McPeak